UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 21, 2014

Date of Report (Date of earliest event reported)

SALESFORCE.COM, INC.

(Exact name of Registrant as specified in charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

The Landmark @ One Market, Suite 300

San Francisco CA 94105

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2014, the Compensation Committee of the Board of Directors of salesforce.com, inc. (the “Company”) approved changes to the compensation packages of Mr. Marc Benioff, our principal executive officer; Mr. Mark Hawkins, our principal financial officer; and Messrs. Keith Block, Parker Harris and Burke Norton, each a named executive officer (collectively, the “Named Executive Officers”). The table below sets forth the annual base salary and annual target bonus for the Named Executive Officers that will be effective on February 1, 2015. The bonus amounts will be determined based upon achievement of a mix of Company and individual performance objectives pursuant to the Company’s Kokua Bonus Plan. The Company’s Fiscal Year 2016 will be from February 1, 2015 to January 31, 2016.

Name	Annual Base Salary for Fiscal Year 2016	Annual Target Bonus for Fiscal Year 2016
Marc Benioff	$1,550,000	$3,100,000
Mark Hawkins	$700,000	$700,000
Keith Block	$1,077,000	$1,077,000
Parker Harris	$700,000	$700,000
Burke Norton	$700,000	$700,000

The Compensation Committee of the Board of Directors also approved equity grants to the Named Executive Officers. Mr. Benioff received an option grant to purchase 1,966,358 shares of common stock at the fair market value on the grant date, subject to the Company’s standard vesting schedule. Mr. Block received an option grant to purchase 595,866 shares of common stock at the fair market value on the grant date, subject to the Company’s standard vesting schedule. Messrs. Harris and Norton each received an option grant to purchase 333,685 shares of common stock at the fair market value on the grant date and 24,193 restricted stock units, subject in each case to the Company’s standard vesting schedule. The equity awards were granted pursuant to the Company’s normal equity granting schedule on November 25, 2014 and follow the Company’s granting schedule for follow-on equity grants to executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 26, 2014	salesforce.com, inc.

	By:	/s/ Burke F. Norton
	Name:	Burke F. Norton
	Title:	Executive Vice President and Chief Legal Officer